Loan Contract

Through amiable and fully negotiation, Sanhe City Lucksky Electrical Engineering Limited Company (hereafter referred to as the Borrower) and Lucksky Kelitai Air Power Machinery Co., Ltd. Yaojiao Branch office, (hereafter referred to as the Lender) come into the following Contract to perform:

Art. 1. On April 25, 2015, the Lender lent RMB Three Million One Hundred and Fifty Thousand Only (in words) (¥3,150,000) to the Borrower. The repayment deadline is December 31, 2015.

Art. 2. The Lender shall lend money to the Borrower strictly in accordance with the national credit policies and plans. Otherwise, the Lender shall pay the Borrower penalty by day based on the default amount. The calculation of default amount will be the same as that of interest amount for overdue loan.

Art.3. The Borrower shall guarantee to repay the loan principal in time. If delay is inevitable, the Borrower shall provide written application before loan maturity. Only after the Lender agrees its delay application and signs the delay repayment agreement, can the Borrower delay the repayment. In case the Borrower doesn’t provide delay application or both parties don’t come into a delay agreement, the Lender will require the Borrower paying another 5 % of the default amount as interest from the maturity time.

Art. 4. In case of any disputes, both parties shall negotiate with each for solution. If the negotiation fails, the second way shall be taken for solution:

1. Apply to the Sanhe Arbitration Committee for arbitration;

2. Apply to the People’s Court for prosecution.

Art. 6. This Contract will come into effect from the signing date.

This Contract is in duplication with each party holding one copy.

Lender (official seal):
Legal Representative:

Borrower (official seal):
Legal Representative:
Date: April 25, 2015